Exhibit 5.4

November 20, 2017

Vascular Solutions LLC

6464 Sycamore Court North

Minneapolis, MN 55369

Re:	Registration Statement on Form S-3 (File No. 333-211276)

Ladies and Gentlemen:

We have acted as special local counsel to Vascular Solutions LLC, a Minnesota limited liability company (the “Company”), in connection with the Company’s proposed guarantee (the “Guarantee”), along with certain other guarantors under the Indenture (as defined below) of $500,000,000 in aggregate principal amount of 4.625% Senior Notes due 2027 (the “Notes”). The Notes are to be issued by Teleflex Incorporated, a Delaware corporation (the “Issuer”), in connection with a public offering described in the prospectus supplement dated November 16, 2017 (the “Prospectus Supplement”) to a Registration Statement on Form S-3 (File No. 333-211276) (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Notes will be guaranteed by the Company and certain other guarantors pursuant to the Guarantee and one or more other guarantees (collectively, the “Subsidiary Guarantees”). The Notes and the Subsidiary Guarantees are to be issued pursuant to the Indenture, dated as of May 16, 2016 (the “Base Indenture”), among the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 16, 2016, among the Issuer, the guarantors named therein and the Trustee and the Fourth Supplemental Indenture, dated as of November 20, 2017, among the Issuer, the guarantors named therein and the Trustee (together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined the following documents:

(i)	the Prospectus Supplement;

(ii)	the Registration Statement;

(iii)	the Indenture;

(iv)	the Guarantee (together with the Indenture, the “Transaction Documents”);

(v)	a certified copy of the articles of organization of the Company from the Minnesota Secretary of State issued November 17, 2017, and a copy of the Limited Liability Company Agreement of the Company certified as of November 17, 2017 as a true copy by the Secretary of the Company (collectively, the “Constitutive Documents”);

(vi)	a certificate of good standing concerning the Company from the Minnesota Secretary of State issued November 17, 2017 (the “Good Standing Certificate”); and

Vascular Solutions LLC

November 20, 2017

(vii)	a certificate of an officer of the Company certifying as to a copy of resolutions of the Board of Directors of the Company adopted October 19, 2017, incumbency with respect to officers of the Company, and certain other matters.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	Based solely on the Good Standing Certificate, the Company is a limited liability company validly existing and in good standing under the laws of the State of Minnesota.

2.	The Indenture and the Guarantee to be issued by the Company have been duly authorized by all necessary limited liability company action on the part of the Company.

3.	The execution and delivery by the Company of the Indenture and the guaranteeing of obligations under the Guarantee by the Company will not violate or cause a breach of (a) any statute of the State of Minnesota or any rule or regulation of any governmental authority or regulatory body of the State of Minnesota or (b) any provision of the Constitutive Documents.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)	Our opinions expressed above are limited to the laws of the State of Minnesota. We assume no responsibility as to the applicability to this transaction, or the effect thereon, of the laws of any other jurisdiction.

(b)	We express no opinion concerning the Company’s rights in or title to, or the creation, perfection or priority of any security interest, pledge, lien, mortgage or other similar interest in, any real or personal property.

(c)

Our opinion in Paragraph 3 is limited to laws and regulations normally applicable to transactions of the type contemplated in the Transaction Documents and do not extend to licenses, permits and approvals necessary for the conduct of the Company’s business and we express no opinion with respect to any regulated business activities or properties of the Company. In addition and without limiting the previous sentence, we express no opinion herein with respect to the effect of

Vascular Solutions LLC

November 20, 2017

any state or federal securities or commodities laws, land use, safety, hazardous material, environmental or similar law, or any local or regional law. In rendering such opinions, we have not conducted any independent investigation of the Company or consulted with other attorneys in our firm with respect to the matters covered thereby. No inference as to our knowledge with respect to the factual matters upon which we have so qualified our opinions should be drawn from the fact of our representation of the Company.

(d)	We express no opinion as to compliance or the effect of noncompliance by the Trustee with any state or federal laws or regulations applicable to the Trustee in connection with the transactions described in the Transaction Documents.

(e)	We express no opinion with respect to any document which is referenced in or incorporated by reference in any of the Transaction Documents, but is not itself a Transaction Document.

(f)	Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(g)	Our opinions set forth above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(h)	Our opinions set forth above are subject to the defenses available to a guarantor under applicable law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Issuer with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

PTN/JVH